UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2022

VBI VACCINES INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37769	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Second Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

(617) 830-3031

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, no par value per share	VBIV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 18, 2022, VBI Vaccines Inc. (the “Company”), Ferring International Center S.A., a company incorporated pursuant to the laws of Switzerland and SciVac Ltd (“SciVac”), a wholly-owned subsidiary of the Company, amended and restated that certain license agreement, dated as of June 3, 2004 and amended by the parties on each of January 24, 2005, March 15, 2005, June 15, 2005 and February 14, 2012 (as amended and restated, the “Ferring License Agreement”). HBsAg products, including the Company’s 3-antigen hepatitis B vaccine, are the subject of the Ferring License Agreement. The Ferring License Agreement amends and restates certain of the terms relating to the manufacture and marketing of HBsAg products, which includes, amongst others, updates to the definition of net sales, and a reduction in the fixed royalty rate on net sales of HBsAg products from seven percent (7%) to three and a half percent (3.5%) in consideration for the grant of the license to utilize genetically engineered CHO cells encoding the hepatitis B antigen and certain information related to the manufacture of hepatitis B vaccines (collectively, the “Technology”). In connection with the Ferring License Agreement, the Company has also agreed to act as the guarantor for SciVac’s obligations under the Ferring License Agreement, or if the Ferring License Agreement is assigned to a third party, guarantor for SciVac’s obligations that have accrued up until the date of such assignment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VBI Vaccines Inc.

Date: October 20, 2022	By:	/s/ Jeffrey R. Baxter
Jeffrey R. Baxter
President and Chief Executive Officer